UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 5, 2010 (August 4, 2010)

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.02               Results of Operations and Financial Condition.

Georgia Gulf Corporation (the “Company,” “we” or “our”) incorporates by reference herein the information contained under the heading “Item 4.02 Nonreliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

Item 4.02               Nonreliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

During 2009, the Company undertook a number of financial restructuring activities, including:  1) amendments to our senior secured credit facility; 2) a debt for equity exchange pursuant to which we issued equity in exchange for a portion of our then-outstanding notes; and 3) a subsequent repayment and replacement of our senior secured credit facility and accounts receivable securitization facility using the proceeds from a new asset based revolving credit facility and the issuance of $500.0 million of 9.0% senior secured notes due 2017 (collectively, “the 2009 financial restructuring activities”).  In connection with the 2009 financial restructuring activities, we recognized Cancellation of Debt Income (“CODI”) for tax purposes. The principal effect of the CODI was a reduction in various tax attributes, including a reduction in the tax basis of our assets and our net operating losses.  The rules and regulations of the Internal Revenue Code of 1986, as amended (the “IRC”), that apply to our 2009 financial restructuring activities are complex.  Due to the complex nature of these transactions and the related tax implications, we engaged a firm of third-party tax professionals to assist us in determining the U.S. federal income tax consequences of these transactions.

In 2010, we engaged a different third party firm of tax professionals to assist us with the preparation of our 2009 U.S. federal income tax return.  During the preparation of that tax return we, with the support of our tax advisors, identified certain issues that caused us to re-evaluate the application of the relevant provisions of the IRC relating to the 2009 financial restructuring activities.  Consequently, we determined that a manual input error to a spreadsheet used in the tax calculations relating to the tax impact of our 2009 financial restructuring activities had been made, and that certain applications of the relevant provisions of the IRC were incorrect.  As a result, the reduction in various tax attributes resulting from the CODI we recognized in 2009 was understated.  The effect of correcting this error is an increase to our provision for income taxes for 2009.  This adjustment does not, however, result in any additional tax liability payable by us to tax authorities in respect of 2009 or earlier periods.  We have not completed all calculations and analyses necessary for us to issue restated financial statements detailing the impact of this issue; however, we currently believe that the adjustments to our 2009 year-end tax provision are likely to result in a net increase in the provision for income taxes for 2009 of approximately $36 million (the majority of which impacted the third quarter of 2009), and a corresponding reduction in net income for 2009 of $36 million.

In addition, we have determined that in 2007 there were misapplications of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 740 Accounting for Income Taxes, related to uncertain tax positions.  Those misapplications primarily include the use of incorrect statutes of limitation periods for various uncertain tax positions, the accruals for which should have been reversed prior to December 31, 2009, and the incorporation of the impact of our reserve for uncertain tax positions in the assessment of our valuation allowance for deferred tax assets.  We are in the process of completing the calculations and analyses necessary for us to finalize the impact of these misapplications on our consolidated financial statements for the interim and annual periods in the years ended December 31, 2009, 2008 and 2007 and for the quarter ended March 31, 2010.  Based on our preliminary calculations and analyses, we believe that the accounting correction may result in a cumulative decrease in our tax provision expense and the related income tax liabilities for those periods, which we preliminarily estimate to be approximately $20 million, and a corresponding cumulative increase in net income of approximately $20 million for the three year period of 2007, 2008 and 2009, the significant majority of which likely would be recognized in our financial statements for 2007 and 2009.  This preliminary estimate remains subject to further analysis, evaluation, review and verification by the Company and its professional advisors.

As a result of the foregoing, on August 4, 2010, management of the Company recommended to the Audit Committee of the Board of Directors, and the Audit Committee accepted management’s recommendation, that the Company conclude that the Company’s consolidated financial statements for the years ended December 31, 2009,

2008 and 2007, and the related reports of Deloitte & Touche LLP, our independent registered public accounting firm,  and for the quarter ended March 31, 2010, should no longer be relied upon, and that the Company should restate its financial results for the applicable periods.

The Audit Committee has discussed these matters with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Company is in the process of preparing revised financial statements for the above-referenced periods, which will be included in an amended annual report on Form 10-K/A for 2009 and any appropriate amendments to quarterly reports on Form 10-Q/A, including for the quarter ended March 31, 2010.  The Company expects that the amended annual report on Form 10-K/A for 2009 will include the applicable restated financial information for 2008 and 2007.  The Company intends to file the amended financial statements and reports as promptly as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/ Gregory C. Thompson
Name: Gregory C. Thompson
Title: Chief Financial Officer

Date: August 5, 2010